Exhibit 99.1

US Patent Office Approves WordLogic Patent -- Software Firm's 3rd Patent Covers Computer and Mobile Multiple Database Searches

VANCOUVER, May 13 /PRNewswire-FirstCall/ -- The United States Patent and Trademark Office (USPTO) has just issued a new patent, No. 7,716,579, for WordLogic Corporation, (OTC Bulletin Board:WLGC.ob - News), a leading developer of multiplatform predictive text software, covering multiple database searches on any keyboard-based computing device, reports Frank Evanshen, CEO of WordLogic Corporation.

Mr. Evanshen explains that the new patent "covers searches through such data sources as thesauruses, encyclopedias, databases and the use of web and mobile services on such devices as personal computers, servers, PDAs, smartphones and netbooks."

"This patent reinforces the claims established in our existing patents," adds Mr. Evanshen

Mr. Evanshen also provided an update about WordLogic's upcoming media campaign to expand the firm's business model to include direct retail sales of WordLogic software products. "We are in the final editing stages for a series of infomercials that will be launched on the CNBC TV program, 'Power Lunch,' and other broadcast and cable media.  Air dates will be announced shortly."

Vancouver, BC-based WordLogic (www.wordlogic.com) is the developer of patent-protected predictive text software widely used in Internet-based search applications.  WordLogic is developing advanced methods of text and information entry into personal computing devices ranging from small handheld Mobile devices to Tablet and Desktop computers. WordLogic has several patents granted on its current products with many new applications now under consideration. Company information: Head office: 650 West Georgia Street, STE 2400, Vancouver, BC, Canada. Telephone: 1-866-WORDLOGIC. Frank Evanshen, CEO, WordLogic Corporation

1+604.257.3660, fevanshen@wordlogic.com, Roger Sichel, Director of Business Development,

1+914.273.9691, rsichel@wordlogic.com. Media Contact: Aaron Biller, Biller Communications,

1+212.663.4862, abiller@BillerPR.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See WordLogic's filings with the United States Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.